News Release
Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Barb Gould

330-796-8576

FOR IMMEDIATE RELEASE

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Goodyear Exploring Sale of Engineered Products Business

AKRON, Ohio, Sept. 20, 2005 – The Goodyear Tire & Rubber Company today announced that it is exploring the possible sale of the company’s Engineered Products business. The company has engaged J. P. Morgan Securities Inc. and Goldman, Sachs & Co. as financial advisors.

“Engineered Products is an outstanding business, with great associates, products and customers,” said Robert J. Keegan, Goodyear chairman and chief executive officer. Led by President Tim Toppen, the business has achieved year-over-year growth in both sales and earnings in 2002, 2003 and 2004.

“While Engineered Products is performing well, it is a non-core operation for Goodyear. As we continue to build on the considerable progress we have made in recent years, we believe the best course of action is to focus all of our resources on the growth of our core consumer and commercial tire businesses,” said Keegan.

“We will consider the sale of the business to a buyer that will recognize the considerable value of the business and its associates while maintaining Goodyear’s level of service to customers.”

Toppen said the decision to explore a sale of the business would not interfere with its focus on daily operations and meeting customer needs.

“The cornerstone of our operating philosophy stays intact – we want to help our customers grow their businesses for the long-term,” he said.

Goodyear Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users. The product portfolio of the business includes hose, conveyor belts, power transmission products, molded products and air springs. In 2004, the business had sales of approximately $1.5 billion and segment operating income of $113 million. It operates 30 facilities worldwide and has approximately 7,000 associates.

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Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including those discussed in the company’s Form 10-K for the year ended Dec. 31, 2004 and Form 10-Q for the quarter ended June 30, 2005, which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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